UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Noranda Aluminum Holding Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

801 Crescent Centre Drive,
Suite 600
Franklin, Tennessee 37067

To the Stockholders of Noranda Aluminum Holding Corporation:

You are cordially invited to attend a special meeting of stockholders of Noranda Aluminum Holding Corporation, which will be held at The Drury Plaza Hotel Franklin, 1874 West McEwen Drive, Franklin, Tennessee at 2 p.m. Central Daylight Time on August 24, 2015.

At the special meeting, we will ask you to consider and vote on a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation that would effect a 1-for-7 reverse stock split of our common stock and decrease the number of shares of common stock authorized for issuance from 200 million to 30 million. The proxy statement attached to this letter provides you with information about the proposed amendment. Please read the entire proxy statement carefully. You may obtain additional information about us from documents we file with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or voting instruction form. If you hold shares through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or nominee to provide voting instructions. You can revoke your proxy at any time before the special meeting and provide a new proxy as you deem appropriate. Only your latest dated proxy will count. If you decide to attend the special meeting and wish to change your proxy vote, you may do so by voting in person at the special meeting.

Your vote is very important. We look forward to seeing you on August 24, 2015.

By order of our Board of Directors,

Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary

Franklin, Tennessee
[Insert]  , 2015

NOTICE OF 2015
SPECIAL MEETING OF STOCKHOLDERS AND
PROXY STATEMENT

The Special Meeting of Stockholders of Noranda
Aluminum Holding Corporation will be held at:

The Drury Plaza Hotel Franklin,
1874 West McEwen Drive,
Franklin, Tennessee

on August 24, 2015, at 2 p.m.,
Central Daylight Time

At the special meeting, stockholders will vote on a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Annex A, that would (i) effect a 1-for-7 reverse stock split of our common stock and (ii) decrease the number of shares of common stock authorized for issuance from 200 million to 30 million. In addition, stockholders will vote on such other business as may properly come before the special meeting or any adjournment or postponements thereof.

The holders of our common stock of record at the close of business on July 24, 2015, the record date for the special meeting (the “record date”), are entitled to notice of and to vote at the special meeting, or any adjournment or postponements thereof.

Your vote is important. Whether or not you plan to attend the special meeting in person, please vote by completing, signing, dating and returning the enclosed proxy card or voting instruction form as soon as possible to ensure your representation at the special meeting. Promptly voting your shares will ensure a quorum and save the Company the expense of further solicitation. A proxy may be revoked at any time before the special meeting.

By Order of the Board of Directors,

Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary

Franklin, Tennessee
[Insert]  , 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON AUGUST 24, 2015

The Notice of Special Meeting and Proxy Statement is available at: www.norandaaluminum.com/proxy

HOW TO VOTE

If you are a stockholder of record, you can vote your shares by completing, signing, dating and returning a proxy by mail, or you can vote in person by attending the special meeting. Please refer to the proxy card accompanying these proxy materials for information on the voting methods available to you.

If you hold your shares through a bank, broker or other nominee, you will receive material from that firm asking how you want to vote. Check the voting instruction form used by that firm to see if it offers Internet or telephone voting. If you wish to vote those shares in person at the special meeting, you will need to request a proxy from your bank, broker or other nominee.

SPECIAL MEETING ADMISSION

Only stockholders or their proxy holders and Noranda guests may attend the special meeting. Proof of ownership of our common stock as of the record date for the special meeting and photo identification will be required for admittance to the special meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on the record date for the special meeting. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.

PROXY STATEMENT
FOR

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

Table of Contents

ABOUT THIS PROXY STATEMENT	1
Purpose	1
Quorum; Votes Required	1
Expenses of Solicitation	2
Corporate Action Taken—Reverse Stock Split	2
Board Authorization	2
Interest of Certain Persons in Matters to be Acted Upon	2
Delivery of Documents to Stockholders Sharing an Address	2
APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AT A REVERSE STOCK SPLIT RATIO OF 1-FOR-7 AND A DECREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK	3
The Proposed Amendment	3
Effective Time	3
Reasons for the Reverse Stock Split	3
Reasons for the Authorized Share Reduction	4
Effects of the Reverse Stock Split	4
General	4
No Effect on Authorized Preferred Stock	5
Effect on Dividends	5
Potential Anti-Takeover Effect	5
Reduction in Stated Capital	5
Fractional Shares	5
Effect on Our Stock Plan	5
Shares Held in Book-Entry and Through a Bank, Broker or Other Nominee	6
No Appraisal Rights	6
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	6
Interests of Directors and Executive Officers	7
Reservation of Right to Delay the Filing of, or Abandon the Reverse Stock Split Amendment	7
Required Vote and Board Recommendation	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	8
FORWARD-LOOKING STATEMENTS	9
OTHER BUSINESS	10
STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES	10
WHERE YOU CAN FIND MORE INFORMATION	10
Annex A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Noranda Aluminum Holding Corporation	A1

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067

ABOUT THIS PROXY STATEMENT

Purpose

This proxy statement is being furnished by Noranda Aluminum Holding Corporation, a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with the solicitation by our board of directors (the “Board”) of proxies to be voted at our special meeting of stockholders to be held at The Drury Plaza Hotel Franklin, 1874 West McEwen Drive, Franklin, Tennessee, on August 24, 2015, at 2 p.m., Central Daylight Time, and at any adjournment or postponement thereof. The holders of record of our common stock, par value $0.01 per share, as of the close of business July 24, 2015, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting and any adjournment or postponements thereof. As of the record date, there were XXXXX shares of our common stock issued, outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented at the special meeting.

The special meeting will be held to for the following purposes.

1.

To approve an amendment (the “Reverse Stock Split Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would (i) implement a reverse stock split of our common stock at a ratio of 1-for-7 (such ratio, the “Split Ratio,” and such reverse stock split, the “Reverse Stock Split”) and (ii) decrease the number of shares of common stock authorized for issuance from 200 million to 30 million (the “Authorized Share Reduction”), in substantially the form attached hereto as Annex A; and

2.	To transact such other business as may properly come before the special meeting or any adjournment or postponements thereof.

If our stockholders approve the Reverse Stock Split Amendment, and the Company implements it, the Reverse Stock Split and Authorized Share Reduction will become effective when the Reverse Stock Split Amendment is accepted and recorded by the Delaware Secretary of State in accordance with Section 103 of the Delaware General Corporation Law (the “DGCL”). Even if the stockholders approve the Reverse Stock Split Amendment, we may delay the filing of, or abandon the Reverse Stock Split Amendment if our Board determines that such action is in the best interests of the Company and our stockholders.

Quorum; Votes Required

The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock constitutes a quorum. Approval of the Reverse Stock Split Amendment requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. An abstention will have the same effect as a vote against.

If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the Reverse Stock Split Amendment.

Your bank or broker may not have discretion to vote uninstructed shares on the Reverse Stock Split Amendment. As a result, if you hold your shares in street name, it is critical that you provide voting instructions to your bank or broker.

A stockholder may revoke a proxy at any time before it is voted at the special meeting by executing and returning to our Corporate Secretary, at our principal executive office, a written revocation. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy. Any stockholder who attends the special meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the special meeting his or her intention to vote in person the shares represented by such proxy. If you hold your shares through a bank, broker or other nominee, check with that firm for information as to how to revoke your voting instructions.

If you need assistance voting your shares or have any questions, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Call Toll-Free: (800) 820-2412
Call Collect: (212) 269-5550
Email: noranda@dfking.com

Expenses of Solicitation

Solicitation of proxies on behalf of the Board may be made by our employees through the mail, in person and by telephone. We will pay all costs of the solicitation. We also will reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. In addition, we have engaged D.F. King & Co., Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $15,000 plus expenses.

Corporate Action Taken—Reverse Stock Split

Board Authorization

On June 24, 2015, our Board authorized the Reverse Stock Split Amendment, subject to stockholder approval, to effect the Reverse Stock Split at the Split Ratio and to effect the Authorized Share Reduction. Our Board authorized the Reverse Stock Split of our common stock with the primary intent of increasing the per share trading price of our common stock, which is publicly listed on the New York Stock Exchange (the “NYSE”) under the symbol “NOR,” as more fully discussed under the caption “Reasons For The Reverse Stock Split,” below.

Interest of Certain Persons in Matters to be Acted Upon

No officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the Reverse Stock Split that is not shared by all of our other stockholders.

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you write or call us at the following address or telephone number: Noranda Aluminum Holding Corporation, Investor Relations Department, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, telephone: (615) 771-5700. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

In this proxy statement, we will sometimes refer to our company as “Noranda HoldCo.”

Our principal executive offices are located at 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067, and our telephone number is (615) 771-5700.

APPROVAL OF THE AMENDMENT
TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK
AT A REVERSE STOCK SPLIT RATIO OF 1-FOR-7 AND A DECREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Proposed Amendment

The Reverse Stock Split Amendment, which was approved by our Board on June 24, 2015, would effect a Reverse Stock Split of the shares of our common stock at the Split Ratio of 1-for-7 and decrease the number of shares of common stock authorized for issuance from 200 million to 30 million.

All stockholders will be affected proportionately. No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, we will issue one full share of the post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. Each common stockholder will hold the same percentage of the outstanding common stock immediately following the reverse split as that stockholder did immediately prior to the reverse split, except for a minor change that may result due to the additional share that will be issued in lieu of a fractional share. The par value of our common stock will continue to be $0.01 per share (see “Effects of the Reverse Stock Split,” below).

As of July 8, 2015, 70,062,372 shares of our common stock were issued and outstanding. Based on the number of shares of our common stock issued and outstanding on that date, immediately following the completion of the Reverse Stock Split, we would have approximately 10,016,000 shares of our common stock issued and outstanding.

Effective Time

The effective time of the Reverse Stock Split (the “Effective Time”), if approved by the stockholders and implemented by the Company, will be the date and time on which the Reverse Stock Split Amendment is accepted and recorded by the Delaware Secretary of State in accordance with Section 103 of the DGCL.

If, at any time prior to the filing of the Reverse Stock Split Amendment, our Board, in its discretion, determines that it is in our best interests and the best interests of our stockholders to delay the filing of, or abandon the Reverse Stock Split or Authorized Share Reduction, the Reverse Stock Split and the Authorized Share Reduction may be delayed or abandoned, without any further action by our stockholders. If the Company does not implement the Reverse Stock Split and Authorized Share Reduction prior to December 31, 2015, its authorization to implement the Reverse Stock Split and Authorized Share Reduction will terminate.

Reasons for the Reverse Stock Split

Our Board authorized the Reverse Stock Split with the primary intent of increasing the per share trading price of our common stock, which is publicly traded and listed on the NYSE, under the symbol “NOR.” On July 8, 2015, the closing price per share of our common stock on the NYSE was $0.63.

We have been advised by certain institutional investors, as well as by our financial advisors, that a higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices due to the trading volatility often associated with stocks that trade below certain prices. We also understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, or that restrict or limit the ability to purchase such stocks on margin. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

Taken together, we believe the potential benefits of the proposed Reverse Stock Split may help improve our stock price over the long term. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock and therefore such potential improvement in stock price may not materialize. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split, that the market price of our common stock will not decrease in the future or that the market price per share of our common stock after the Reverse Stock Split will increase proportionally with the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split.

Our Board does not intend to use the Reverse Stock Split as a part of or first step in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reasons for the Authorized Share Reduction

As a matter of Delaware law, implementation of the Reverse Stock Split does not require a change in the total number of shares of our common stock authorized under our Certificate of Incorporation. Nevertheless, the Board of Directors carefully considered whether such a change was in the best interests of stockholders. In determining whether to recommend a change to the total number of shares of our common stock authorized under our Certificate of Incorporation, the Board of Directors considered a number of factors including: (i) the number of shares that would be available if we did not reduce our total authorized shares of common stock from the current limit of 200 million shares; (ii) the number of shares that would be available if our authorized shares of common stock were reduced in the same ratio as the Split Ratio; (iii) the potential for future stock issuances to raise capital, effect acquisitions and/or provide equity incentives to employees.

After weighing these factors, the Board of Directors concluded that the Company’s authorized shares of common stock should be reduced from 200 million to 30 million. This level of authorized shares would leave the Company with approximately 19,984,000 million shares available for issuance after the Reverse Stock Split, or 66.6% of total authorized shares of common stock. This reduction is approximately proportional to the Split Ratio, and the Board believes that this reduction strikes the right balance between having an unnecessarily large number of shares available for issuance, and having too few shares available for issuance.

Effects of the Reverse Stock Split

General

If we determine, upon the receipt of stockholder approval, to implement the Reverse Stock Split, the principal result will be to proportionately decrease the number of outstanding shares of our common stock based on the 1-for-7 Split Ratio. Our common stock is currently registered under Section 12 of the Exchange Act, and, accordingly, we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on the NYSE. Following the Reverse Stock Split, we expect that our common stock will continue to be listed on the NYSE under the symbol “NOR,” although it will be considered a new listing with a new CUSIP number.

Voting rights and other rights of the holders of our common stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2.0% of the voting power of the outstanding shares of our common stock immediately prior to the Effective Time will generally continue to hold 2.0% of the voting power of the outstanding shares of our common stock immediately after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split. If implemented, the Reverse Stock Split may increase the number of stockholders owning “odd lots” of less than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots generally are proportionately higher than the costs of transactions in “round lots” of even multiples of 100 shares. We believe, however, that these potential negative effects are outweighed by the benefits of the Reverse Stock Split.

No Effect on Authorized Preferred Stock

Pursuant to our Certificate of Incorporation, our capital stock consists of a total of 225,000,000 authorized shares, of which 200,000,000 shares, par value $0.01 per share, are designated as common stock and 25,000,000 shares, par value $0.01 per share, are designated as preferred stock. As of July 8, 2015, there were 70,062,372 shares of common stock outstanding and no shares of preferred stock outstanding. The proposed Reverse Stock Split Amendment would not impact the total authorized number of shares of preferred stock or the par value of the preferred stock.

Effect on Dividends

The payment of dividends, including the timing and amount dividends, must be made in accordance with our Certificate of Incorporation and the requirements of the DGCL. We cannot assure you that any dividends will be paid in the future on the shares of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory future prospects and contractual restrictions applicable to the payment of dividends, and other considerations that our Board deems relevant.

Potential Anti-Takeover Effect

The Reverse Stock Split Amendment is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and stockholders.

Reduction in Stated Capital

Pursuant to the Reverse Stock Split, the par value of our common stock will remain $0.01 per share. As a result of the Reverse Stock Split, on the Effective Time, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion to the size of the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, we will issue one full share of the post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split. Each stockholder will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as the stockholder did immediately prior to the Reverse Stock Split, except for a minor adjustment due to the additional share that may need to be issued in lieu of fractional shares.

Effect on Our Stock Plan

As of July 8, 2015, approximately 911,813 stock options, 2,319,777 shares of unvested restricted stock, and 591,035 unvested restricted stock units were outstanding under the Noranda Aluminum Corporation 2014 Long-Term Incentive Plan, the Third Amended and Restated Noranda Aluminum Holding Corporation 2007 Long-Term Incentive Plan, and the 2010 Incentive Award Plan (as amended from time to time, the “Stock Plans”). Our Stock Plans generally require the applicable Stock Plan administrator to make equitable adjustments to outstanding awards under the Stock Plans in the event of a Reverse Stock Split or other change affecting the Company’s capital structure.

Accordingly, if the Reverse Stock Split is effected, we expect that the number of all outstanding equity awards will be proportionately adjusted by the applicable Stock Plan administrator, using the same 1-for-7 Split Ratio, rounded up to the nearest whole share. In connection with the Reverse Stock Split, the Stock Plan administrator will implement only applicable technical, conforming changes to the Stock Plans, including ratably reducing the authorized shares of common stock available for awards under the Stock Plans. In addition, the exercise price for each outstanding stock option would be increased proportionally such that upon an exercise, the aggregate exercise price payable by the optionee to the Company for the shares subject to the option would remain approximately the same as the aggregate exercise price prior to the Reverse Stock Split.

Shares Held in Book-Entry and Through a Bank, Broker or Other Nominee

The combination of, and reduction in, the number of our outstanding shares as a result of the Reverse Stock Split will occur automatically on the Effective Time without any additional action on the part of our stockholders.

All of our outstanding shares of common stock are held by our stockholders of record electronically in book-entry form with our transfer agent. Accordingly, our stockholders of record do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts. If the Reverse Stock Split Amendment is approved by the stockholders and implemented by Company, stockholders of record need not take any further action to receive post-Reverse Stock Split shares, which will be issued in book-entry form following the Effective Time.

If you hold shares of our common stock in “street name” through a bank, broker or other nominee, we will treat your common stock in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to effect the Reverse Stock Split for their customers holding our common stock in street name. However, these banks, brokers and other nominees may have different procedures for processing a Reverse Stock Split. If you hold shares of our common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

No Appraisal Rights

Stockholders have no rights under Delaware law, our Certificate of Incorporation or our by-laws to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to “U.S. Holders” (as defined below) of our common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. Partners in partnerships holding our common stock should consult their tax advisors.

This discussion applies only to U.S. Holders that hold their shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under U.S. federal income tax laws (including, for example, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax, holders whose functional currency is not the U.S. dollar, or holders who acquired our common stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation). This summary does not address tax considerations under state, local, foreign, and other laws, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. income tax.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the Reverse Stock Split. EACH HOLDER OF OUR COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization,

•	a U.S. Holder generally will not recognize gain or loss on the Reverse Stock Split;

•

the aggregate tax basis of the shares of our common stock received in the Reverse Stock Split will be equal to the aggregate tax basis of the shares exchanged therefor (excluding any portion of such basis allocated to a fractional share); and

•	the holding period of the shares of our common stock received in the Reverse Stock Split will include the holding period of the shares exchanged therefor.

Interests of Directors and Executive Officers

Our directors and executive officers do not have substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Delay the Filing of, or Abandon the Reverse Stock Split Amendment

We reserve the right to delay the filing of, or abandon the Reverse Stock Split Amendment without further action by our stockholders at any time before the Effective Time, even if the Reverse Stock Split Amendment has been approved by our stockholders at the special meeting. By voting in favor of the Reverse Stock Split Amendment, you are expressly also authorizing our Board to delay (until December 31, 2015) or abandon the Reverse Stock Split Amendment if it determines, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Reverse Stock Split Amendment, which will effect the Reverse Stock Split and Authorized Share Reduction. Accordingly, abstentions will have the same effect as a vote against the proposal.

The Board of Directors recommends that you vote FOR the Reverse Stock Split Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about beneficial ownership of our common stock as of July 8, 2015 (unless otherwise noted) by (i) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of our common stock; (ii) each director; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Class
Layle K. Smith	882,885	*
Dale W. Boyles	22,533	*
Gail E. Lehman	82,627	*
Scott M. Croft	181,551	*
Julio C. Diniz Costa	0	*
William H. Brooks	315,511	*
Alan H. Schumacher	160,394	*
Thomas R. Miklich	120,104	*
Richard B. Evans	194,022	*
Carl J. Rickertsen	177,025	*
Ronald S. Rolfe	125,462	*
Elliot G. Sagor	84,053	*
Hotchkis and Wiley Capital Management, LLC(3)	12,319,892	17.6%
All Directors and Executive Officers as a Group (12 Persons)	2,346,167	3.3%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each person listed is c/o Noranda Aluminum Holding Corporation, 801 Crescent Centre Drive, Suite 600, Franklin, Tennessee 37067.

(2)

Applicable percentage of ownership is based on 70,062,372 shares of our common stock outstanding as of July 8, 2015. Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. Shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of July 8, 2015 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership amounts include shares that may be acquired upon the exercise of options in the following amounts: Mr. Smith—200,000 shares; Mr. Brooks—136,200 shares; Mr. Croft—122,600 shares; Mr. Schumacher—20,000 shares; and Mr. Miklich—20,000 shares.

(3)

The address of Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”) is 725 S. Figueroa Street 39th Floor, Los Angeles, CA 90017. Hotchkis and Wiley has sole voting power with regard to 10,311,392 of the shares listed in the table, and sole dispositive power with respect to all 12,319,892 shares listed in the table. Of the shares as to which Hotchkis and Wiley has sole voting and dispositive power, Hotchis and Wiley SmallCap Value Fund beneficially owns 5,601,500 shares. Hotchkis and Wiley is an investment adviser, and disclaims beneficial ownership of the listed shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed with the SEC by Hotchkis and Wiley, and by Hotchkis and Wiley SmallCap Value Fund, on June 10, 2015. This information is of May 31, 2015, and the number of shares listed as beneficially owned by Hotchkis and Wiley, and by Hotchkis and Wiley SmallCap Value Fund may have changed subsequently.

FORWARD-LOOKING STATEMENTS

This proxy statement, as well as other public documents and statements of the Company referred to herein, may contain forward-looking statements that involve risks and uncertainties, which are based on the beliefs, expectations, estimates, projections, forecasts, plans, anticipations, targets, outlooks, initiatives, visions, objectives, strategies, opportunities, drivers and intents of the Company’s management. While the Company believes that its estimates and assumptions are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and, of course, it is impossible for the Company to anticipate all factors that could affect its results. The Company’s actual results may differ materially from those discussed in such forward-looking statements. Such statements include, without limitation, the Company’s expectations and estimates (whether qualitative or quantitative) as to:

•	our consummation of the Reverse Stock Split and Authorized Share Reduction, as well as the timing, of such transaction;

•

the intended benefits of the Reverse Stock Split, including that it is in the best interests of the Company’s stockholders, is expected to result in an increase to the per share trading price of our common stock, and is expected to make such common stock more attractive to a broader range of institutional and other investors; and

•	the market’s near and long term reaction to the Reverse Stock Split and Authorized Share Reduction.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language such as “estimates,” “objectives,” “visions,” “projects,” “forecasts,” “focus,” “drive towards,” “plans,” “targets,” “strategies,” “opportunities,” “drivers,” “believes,” “intends,” “outlooks,” “initiatives,” “expects,” “scheduled to,” “anticipates,” “seeks,” “may,” “will,” or “should” or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategies, targets, models or intentions. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events or otherwise.

Investors are advised, however, to consult any additional disclosures the Company made or may make in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which the Company filed with the SEC on February 27, 2015, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, filed with the SEC in 2015 (which, among other places, can be found on the SEC’s website at http://www.sec.gov, as well as on the Company’s website at www.norandaaluminum.com). The information available from time to time on such websites shall not be deemed incorporated by reference into this proxy statement. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. In addition to factors that may be described in the Company’s filings with the SEC, including this filing, the following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by the Company:

•	difficulties, delays, unanticipated costs or our inability to consummate the Reverse Stock Split and Authorized Share Reduction on the expected terms and conditions or timeline;

•

difficulties, delays or the inability to increase the per share trading price of our common stock as a result of the Reverse Stock Split and Authorized Share Reduction, including future decreases in the price of common stock due to, among other things, the announcement of the Reverse Stock Split and Authorized Share Reduction or our inability to make our common stock more attractive to a broader range of institutional or other investors, as a result of, among other things, investors viewing the Reverse Stock Split and Authorized Share Reduction negatively or due to future financial results, market conditions, the market perception of our business, our inability to realize anticipated cost reductions or other factors adversely affecting the market price of our common stock, notwithstanding the Reverse Stock Split and Authorized Share Reduction or otherwise; or

•

unanticipated negative reactions to the Reverse Stock Split and Authorized Share Reduction or unanticipated circumstances or results that could negatively affect interest in our common stock by the investment community.

Factors other than those listed above also could cause the Company’s results to differ materially from expected results.

OTHER BUSINESS

We are not aware of any matters, other than as indicated above, that will be presented for action at the special meeting. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy intend to vote such proxy in their discretion on such matters.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for the 2016 Annual Meeting of Stockholders must be received at our principal executive offices (to the attention of the Corporate Secretary) no later than December 12, 2015 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2016 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to SEC regulations as described above, or who wants to nominate a person for election to the Board at that meeting, must provide a written notice to our Corporate Secretary that sets forth the specified information described in our by-laws concerning the proposed business or nominee. The notice must be delivered to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth above, not earlier than the close of business on January 15, 2016 and not later than the close of business on February 14, 2016. The requirements for the notice are set forth in our by-laws, a copy of which can be obtained upon request directed to the Corporate Secretary at Noranda HoldCo’s principal executive offices, at the address set forth on page 1 of this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information, including our financial statements, with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our corporate website at www.norandaaluminum.com. Except for those SEC filings incorporated by reference in this proxy statement, none of the other information on those websites is part of this proxy statement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this proxy statement;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file later with the SEC will automatically update and supersede information contained in this proxy statement.

We incorporate by reference the documents listed below and any documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015;

•

The portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 10, 2015, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 6, 2015; and

•

Current reports on Form 8-K filed on February 18, 2015 (Item 8.01, and Item 9.01 with respect to exhibit 99.3 only), April 30, 2015, May 6, 2015 (Item 8.01, and Item 9.01 with respect to exhibit 99.3 only), May 11, 2015 (Item 8.01 and Item 9.01 only), May 15, 2015, May 19, 2015, June 2, 2015 and June 26, 2015.

Notwithstanding the foregoing, we are not incorporating any information furnished by us on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act.

Documents incorporated by reference are available without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain any of the documents incorporated by reference by directing a request to us in writing or by telephone at the following address:

Noranda Aluminum Holding Corporation
801 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
Attn: Investor Relations
Telephone: (615) 771-5700
www.norandaaluminum.com/investor

By Order of the Board of Directors,

Gail E. Lehman
Chief Administrative Officer, General Counsel
and Corporate Secretary

Franklin, Tennessee
[Insert]  , 2015

ANNEX A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NORANDA ALUMINUM HOLDING CORPORATION

Pursuant to Sections 228 and 242 of
the General Corporation Law of the
State of Delaware

NORANDA ALUMINUM HOLDING CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”), each seven (7) shares of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, respectively, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).

SECOND: No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, each fractional share that would otherwise result from the Reverse Stock Split shall be rounded up to one whole share of common stock.

THIRD: Each person of record holding a certificate (if any) that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

FOURTH: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing Section 1 of the existing Article IV in its entirety with the following:

“Section 1. Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 55,000,000 shares, of which 30,000,000 shares shall be common stock, $0.01 par value (“Common Stock”) and 25,000,000 shares shall be preferred stock, $0.01 par value (“Preferred Stock”). ”

FIFTH: This Certificate of Amendment shall become effective upon filing with the Delaware Secretary of State.

SIXTH: This Certificate of Amendment was duly authorized by the Corporation’s Board and adopted by written consent of the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

A1

[Execution Page Follows]

A2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the   day of  , 2015.

NORANDA ALUMINUM HOLDING CORPORATION
By:
Name: Gail E. Lehman
Title: Chief Administrative Officer, General Counsel and Corporate Secretary

A3

SPECIAL MEETING OF STOCKHOLDERS OF

NORANDA ALUMINUM HOLDING CORPORATION

August 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SPECIAL MEETING:
The Notice of Special Meeting, Proxy Statement and 2014 Annual Report are available on the Investor Relations pages of the Company’s website at http://www.norandaaluminum.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

00030000000000000000 4	082415

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
		1.	To approve an amendment to the Company’s Amended and Restated Articles of Incorporation to (i) implement a reverse stock split of our common stock at a ratio of 1-for-7 and (ii) decrease the number of shares of common stock authorized for issuance from 200 million to 30 million, in substantially the form attached hereto as Annex A; and	☐	☐	☐
		2.	To transact such other business as may properly come before the special meeting or any adjournment or postponements thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NORANDA ALUMINUM HOLDING CORPORATION

801 Crescent Centre Drive, Suite 600

Franklin, TN 37067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Lehman and Dale W. Boyles as proxies, each with full power of substitution, to represent and vote all the shares of Common Stock of Noranda Aluminum Holding Corporation that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at The Drury Plaza Hotel, 1874 West McEwen Drive, Franklin, Tennessee, on August 24, 2015, or any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will vote FOR Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Attendance of the undersigned at the Special Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to revoke said proxy in person.

1.1	(Continued and to be signed on the reverse side)	14475